As filed with the Securities and Exchange Commission on July 30, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALEXION PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-3648318
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

121 Seaport Boulevard, Boston, MA	02210
(Address of Principal Executive Offices)	(Zip Code)

Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan
Portola Pharmaceuticals, Inc. Amended and Restated Inducement Plan
(Full title of the plan)

Ellen Chiniara
Executive Vice President, Chief Legal Officer and Corporate Secretary
Alexion Pharmaceuticals, Inc.
121 Seaport Boulevard,
Boston, MA 02210
(Name and address of agent for service)

(475) 230-2596
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	1,673,406 (1)	$102.73 (2)	$ 171,908,999 (2)	$ 22,314

(1)	Based on (i) the number of shares exchangeable for certain unvested Portola Pharmaceuticals, Inc. (“Portola”) stock options outstanding immediately prior to the effective time (the “Effective Time”) of the transaction contemplated by the Agreement and Plan of Merger, dated as of May 5, 2020 (the “Merger Agreement”), by and among the Portola, Alexion Pharmaceuticals, Inc. (“Alexion” or “the Registrant”) and Odyssey Merger Sub Inc., a direct, wholly owned subsidiary of Alexion, as such agreement may be amended from time to time (the “Merger Agreement” and, the transaction contemplated therein, the “Merger”) pursuant to the Portola 2013 Equity Incentive Plan and the Portola Pharmaceuticals, Inc. Amended and Restated Inducement Plan (together, the “Plans”), multiplied by an exchange ratio specified in the Merger Agreement (or 4,589) plus (ii) the number of shares exchangeable for certain restricted stock units of Portola outstanding immediately prior to the Effective Time pursuant to the Plans, multiplied by an exchange ratio specified in the Merger Agreement (or 274,514) plus (iii) the number of shares exchangeable for certain performance-based restricted stock units of Portola outstanding immediately prior to the Effective Time pursuant to the Portola 2013 Equity Incentive Plan, multiplied by an exchange ratio specified in the Merger Agreement (or 92,440) plus (iv) the number of shares that remain available for issuance pursuant to the Portola 2013 Equity Incentive Plan as of July 2, 2020, multiplied by an exchange ratio specified in the Merger Agreement (or 1,301,863).

(2)	The offering price of $102.73 per share has been estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h)(1) on the basis of the average high and low prices of the common stock, as reported on the Nasdaq Global Select Market on July 24, 2020.

Pursuant to Rule 416 under the Securities Act of 1933, to the extent additional shares of Alexion capital stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all of such additional capital stock.

EXPLANATORY NOTE

On May 5, 2020, Portola Pharmaceuticals, Inc. (“Portola”), Alexion Pharmaceuticals, Inc. (“Alexion” and the “Registrant”) and Odyssey Merger Sub, Inc., a direct, wholly owned subsidiary of Alexion (“Merger Sub”), entered into the Agreement and Plan of Merger, dated as of May 5, 2020 (the “Merger Agreement”).

Pursuant to the Merger Agreement, at the effective time of the Merger:

•	each unvested Portola stock option held by a holder who was not an employee of Portola who has delivered and not revoked an executed restrictive covenant and release agreement (excluding any underwater Portola stock options, which were canceled and forfeited for no consideration) were converted into a stock option to acquire (on substantially the same terms and conditions as were applicable to such Portola stock options) shares of Alexion common stock, with the number of shares of Alexion common stock determined by multiplying the number of Shares subject to such Portola stock option by an exchange ratio equal to $18.00 (the “Merger Consideration”) divided by the closing price per share of Alexion common stock on July 1, 2020 (the “Exchange Ratio”), at an exercise price equal to (A) the applicable exercise price per Share of the Portola stock option divided by (B) the Exchange Ratio;

•	each restricted stock unit of Portola (“Portola RSU”) (other than a Portola RSU held by a non-employee director) was converted into a restricted stock unit of Alexion, subject to substantially the same terms and conditions as were applicable under such Portola RSU, with respect to the number of shares of Alexion common stock determined by multiplying the number of shares of Portola common stock deliverable under such Portola RSU by the Exchange Ratio;

•	each performance-based restricted stock unit of Portola (“Portola PSU”) was converted into a restricted stock unit of Alexion, subject to substantially the same terms and conditions as were applicable under such Portola PSU (excluding performance conditions), with respect to the number of shares of Alexion common stock determined by multiplying the total number of shares of Portola common stock deliverable under such Portola PSU (assuming performance is achieved at target, or two-thirds of the number of shares of Portola common stock subject to the award) by the Exchange Ratio; and

•	each share of Portola common stock that remains available for issuance pursuant to the Portola 2013 Equity Incentive Plan (the “Residual Shares”) will be converted into shares of Alexion common stock available for issuance determined by multiplying the number of Residual Shares by the Exchange Ratio.

This Registration Statement on Form S-8 (this “Registration Statement”) registers 1,673,406 shares of common stock of the Registrant that may be issued and sold upon the exercise of options or pursuant to awards issued under the Portola Equity Incentive Plan and Portola Amended and Restated Inducement Plan (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plans, as applicable, as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate by reference herein the following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

(a)	the Annual Report on Form 10-K, filed on February 4, 2020;

(b)	the Quarterly Reports on Form 10-Q, filed on May 6, 2020 and July 30, 2020;

(c)	the Current Reports on Form 8-K filed on January 28, 2020, May 5, 2020, May 7, 2020, May 19, 2020, May 29, 2020 (and as amended on June 3, 2020) and July 2, 2020; and

(d)	the description of the Common Stock, which is contained in Item 1 of the Registrant’s registration statement on Form 8-A filed by the Registrant with the SEC under Section 12 of the Exchange Act on February 12, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents. In no event, however, shall any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K (or otherwise indicates that the information is being “furnished” on such Current Report on Form 8-K (and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section)) and any corresponding exhibits thereto, which the Registrant may furnish to the SEC from time to time, be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. Section 145 of the DGCL further provides that a corporation may pay the expenses (including attorneys’ fees) incurred by any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, provided that, if the advancement is being paid to a current director or officer of the corporation, such advancements are permitted only upon receipt of an undertaking by or on behalf of such director or officer to repay the amount advanced if it is ultimately determined that the person is not entitled to indemnification by the corporation under the DGCL. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Section EIGHTH of the Registrant’s Certificate of Incorporation, as amended (the “Charter”), provides that the Registrant shall indemnify each person who is or was a director, officer, employee or agent of the Registrant (including the heirs, executors, administrators or estate of such person) or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted. The indemnification provided by the Charter shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Expenses (including attorneys’ fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant. Section NINTH of the Charter provides that the Registrant’s directors shall not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into agreements with each of its directors and executive officers that provides that the Registrant will indemnify each director and executive officer to the fullest extent permitted by law for claims arising in such person’s capacity as a director and/or executive officer of the Registrant, provided that such director and/or executive officer acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant is required under such agreements to advance such person’s expenses in connection with his or her defense, provided that the director and/or executive officer undertakes to repay all amounts advanced if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit

4.1	Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-3 filed on September 2, 2005 (File No. 333-128085) and incorporated herein by reference).

4.2	Certificate of Amendment of the Certificate of Incorporation (previously filed as Exhibit 3.2 to the Annual Report on Form 10-K filed on February 17, 2012 (File No. 000-27756) and incorporated herein by reference).

4.3	Amended and Restated By-laws (previously filed as Exhibit 3.1 to the current report on Form 8-K filed on January 14, 2016 (File No. 000-27756) and incorporated herein by reference).

4.4	Specimen Common Stock Certificate (previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-00202) and incorporated herein by reference).

4.5*	Portola Pharmaceuticals, Inc. 2013 Equity Incentive Plan, as amended.

4.6*	Portola Pharmaceuticals, Inc. Amended and Restated Inducement Plan, as amended.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page in Part II)

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 30th day of July, 2020.

ALEXION PHARMACEUTICALS, INC.

By:	/s/ Ludwig N. Hantson
Ludwig N. Hantson, Ph.D.
Chief Executive Officer

By:	/s/ Aradhana Sarin
Aradhana Sarin, M.D.
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ludwig N. Hantson and Aradhana Sarin, and each of them acting individually, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Alexion Pharmaceuticals, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Ludwig N. Hantson	Chief Executive Officer and Director
Ludwig N. Hantson, Ph.D.	(principal executive officer)	July 30, 2020

/s/ Aradhana Sarin	Chief Financial Officer
Aradhana Sarin, M.D.	(principal financial officer)	July 30, 2020

/s/ Daniel A. Bazarko	Chief Accounting Officer	July 30, 2020
Daniel A. Bazarko, C.P.A.	(principal accounting officer)

/s/ David R. Brennan	Chairman	July 30, 2020
David R. Brennan

/s/ Felix J. Baker	Director	July 30, 2020
Felix J. Baker

/s/ Christopher J. Coughlin	Director	July 30, 2020
Christopher J. Coughlin

/s/ Deborah Dunsire	Director	July 30, 2020
Deborah Dunsire

/s/ Paul A. Friedman	Director	July 30, 2020
Paul A. Friedman

/s/ John T. Mollen	Director	July 30, 2020
John T. Mollen

/s/ Francois Nader	Director	July 30, 2020
Francois Nader

/s/ Judith A. Reinsdorf	Director	July 30, 2020
Judith A. Reinsdorf

/s/ Andreas Rummelt	Director	July 30, 2020
Andreas Rummelt, Ph.D.